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CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
VALERITAS HOLDINGS, INC.
(Pursuant to Section 151 of the Delaware General Corporation Law)
Valeritas Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of the Delaware, as amended (the “DGCL”), hereby certifies that, pursuant to the authority granted by Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with Section 151 of the DGCL, the Board of Directors of the Corporation (hereinafter being referred to as the “Board of Directors” or the “Board”), at a meeting duly called and held on September 24, 2019, has adopted the following resolution with respect to the designations, number of shares, preferences, voting powers and other rights and the restrictions and limitations thereof, of the Series B Convertible Preferred Stock:
RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the designations, number of shares, preferences, voting powers and other rights and the restrictions and limitations thereof of the Series B Convertible Preferred Stock are as follows:
1. Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock”, par value $0.001 per share (the “Series B Preferred Stock”), and the number of shares constituting the Series B Preferred Stock shall be 30,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors prior to issuance; provided, that no decrease shall reduce the number of shares of the Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into the Series B Preferred Stock.
2. Dividends and Distributions.
(a) The holders of the Series B Preferred Stock shall be entitled to receive:
(i) on each share of Series B Preferred Stock, dividends at a rate per annum of $8.00 for every $100.00 of Series B Preferred Stock held by the holder of such Series B Preferred Stock, compounded annually (on any accrued dividends that remain unpaid after each applicable Dividend Payment Date, as defined below) from and after the Issuance Date of any such share of Series B Preferred Stock, which shall be payable as set forth, and out of any funds legally available therefor (the “Preferred Dividends”); and
(ii) when, as and if declared by the Board, out of any funds legally available therefor, dividends per share of Series B Preferred Stock in an amount equal to the aggregate amount of any dividends or other distributions, whether paid in cash, in kind or other property (including for the avoidance of doubt, any securities), on the issued and outstanding common stock, par value $0.001 per share of the Corporation (the “Common Stock”) on a per share basis based on the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted on the applicable record date for such dividends or distributions (the “Participating Dividends” and, together with the Preferred Dividends, the “Dividends”). The Corporation will not declare or pay any dividends or other distributions on any Junior Stock that would require a Participating Dividend unless it concurrently therewith declares and sets aside for payment or distribution, as applicable, such Participating Dividend for all shares of Series B Preferred Stock then outstanding. For purposes of this Certificate of Designation, “Series B Original Issue Price” shall mean $1.46 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock; and “Junior Stock” means the Common Stock and any other classes or series of capital stock ranking junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or in respect of the payment of dividends or rights of redemption (and, in each case, any rights or options to acquire any Junior Stock). For the avoidance of doubt, the Series B Preferred Stock ranks pari passu with the Corporation’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).
(b) Preferred Dividends shall be cumulative and shall accrue and accumulate annually commencing on the Issuance Date and be payable annually in arrears on December 31st of each year commencing on December 31, 2020 (each, a “Preferred

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Dividend Payment Date,”) and the period from the Issuance Date to the first Preferred Dividend Payment Date and from the day after a Preferred Dividend Payment Date to the subsequent Preferred Dividend Payment Date being a “Preferred Dividend Period”). Participating Dividends shall be payable as and when paid to the holders of Junior Stock (each such date being a “Participating Dividend Payment Date,” and, together with each Preferred Dividend Payment Date, a “Dividend Payment Date”). Preferred Dividends that are payable on Series B Preferred Stock in respect of any Preferred Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Preferred Dividends payable on Series B Preferred Stock on any date prior to the end of a Preferred Dividend Period, and for the initial Preferred Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month, and for the period that the Series B Preferred Stock is outstanding. Preferred Dividends shall accumulate whether or not in any Preferred Dividend Period there have been funds of the Corporation legally available for the payment of such Preferred Dividends. Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon.
(c) In lieu of the payment in cash of the Preferred Dividend otherwise payable on any Dividend Payment Date, Preferred Dividends may be paid by issuance and delivery of a number of additional fully paid and nonassessable shares of Series B Preferred Stock (“PIK Shares”) (including, at the Corporation’s option, the payment of cash in lieu of the issuance of fractional PIK Shares) for each holder of the Series B Preferred Stock equal to (i) the aggregate dollar amount of the Preferred Dividend payable to such holder with respect to the Series B Preferred Stock held by such holder as of the Preferred Dividend Payment Date, divided by (ii) the Series B Original Issue Price. Participating Dividends shall be paid when and in a manner consistent with payments of dividends in respect of Junior Stock. No later than fifteen (15) calendar days prior to each Preferred Dividend Payment Date (each, a “Preferred Dividend Election Date”), the Corporation shall make its election to pay the holders of the Series B Preferred Stock in either cash or PIK Shares. The Corporation will send written notice to each holder of Series B Preferred Stock stating its election no later than five (5) calendar days following each Preferred Dividend Election Date, and if it elects to issue PIK Shares, shall include the amount of PIK Shares that will be issued and delivered to the holders of the Series B Preferred Stock.
(d) From and after the time, if any, that the Corporation shall have failed to pay all accrued, but unpaid, Preferred Dividends for all prior Preferred Dividend Periods, or failed to pay or distribute, as applicable, any unpaid Participating Dividends in accordance with this Section 2, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption or other purchase of any such Junior Stock), directly or indirectly, by the Corporation or any of its subsidiaries until (i) all such Dividends have been paid in full or (ii) all such Dividends have been or contemporaneously are declared and a sum sufficient for the payment thereof has been or is set aside for the benefit of the holders of the Series B Preferred Stock.
(e) Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon.
3. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued, without designation as to series until such shares are once more designated as part of a particular series of Preferred Stock by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other certificate of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.
4. Liquidation, Dissolution or Winding Up.
(a) Upon any liquidation, dissolution, Deemed Liquidation Event (as defined below) or winding up of the Corporation, no distribution shall be made to the holders of any Junior Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received the greater of (i) an amount equal to the Series B Original Issue Price, plus any dividends unpaid thereon, plus an amount equal to accrued and unpaid dividends and distributions thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (as defined in Section 6 below) (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”. In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Preferred Stock Liquidation Amount and Series B Preferred Stock Liquidation Amount, then the holders of shares of the Series A Preferred Stock and Series B Preferred Stock

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shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and Series B Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

5. Deemed Liquidation Events.

(a) Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Corporation at least 30 days prior to the effective date of any such event:
(i)    a merger or consolidation in which:
(A) the Corporation is a constituent party or
(B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(ii)
the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(iii) any breach of Section 7(f) or Section 7(g) and such breach remains uncured after thirty (30) days.
(b) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in this Section 5 unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in the manner specified in Section 4 hereof.
(c) In the event of a Deemed Liquidation Event referred to in this Section 5, if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series B Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series B Preferred Stock, and (iii) if the holders of at least a majority of the then outstanding shares of Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series B Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section, the Corporation shall not expend or

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dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation.
(d) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.
(e) In the event of a Deemed Liquidation Event pursuant to this Section 5, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
(f) For the avoidance of doubt, the insolvency of the Corporation or the institution of bankruptcy or similar proceedings on account of Corporation indebtedness shall not constitute a Deemed Liquidation Event.
6. Voting and Seniority. The shares of Series B Preferred Stock shall not have voting rights. The Series B Preferred Stock shall be senior to the Common Stock and pari passu with the Series A Preferred Stock.
7. Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger, consolidation or Deemed Liquidation Event, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of this Certificate of Designation or the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock;
(c) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, the payment of dividends and rights of redemption;
(d) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege;
(e) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock (or any rights or options to acquire any capital stock) of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock or the Series B Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock (and in connection therewith any participating dividends on any other Junior Stock in the form of additional shares of Common Stock), (iii) the repurchase of Common Stock pursuant to, and in accordance with restricted stock agreements, stock option plans or other benefit plans for management, directors, employees or consultants of the

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Corporation and its subsidiaries, (iv) the payment of cash in lieu of the issuance of fractional shares, (v) the retention of Common Stock in payment of withholding taxes in connection with equity-based compensation plans, and (vi) conversions or exchanges of Junior Stock into or for Common Stock;
(f) create, incur, assume, or permit to incur any indebtedness, or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, any person;
(g) issue or sell (or be deemed to have issued or sold) any equity securities for an effective consideration per share (calculated in accordance with applicable rules of the Nasdaq Stock Market LLC) that is less than the Series B Conversion Price (as defined below) in effect immediately prior to such issuance or sale or deemed issuance or sale, other than issuances of Exempted Securities. For purposes of this Certificate of Designation, “Exempted Securities” shall mean the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options (as defined below) and Convertible Securities (as defined below):
(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on the Series A Preferred Stock of the Series B Preferred Stock;
(ii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Corporation’s equity incentive plans, including upon the exercise, vesting or other settlement of awards granted under such equity incentive plans;
(iii) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options outstanding as of the time of filing of this Certificate of Designation, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities outstanding as of the time of filing of this Certificate of Designation, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security as in effect as of the time of filing of this Certificate of Designation;
(iv) shares of Common Stock issued pursuant to the Corporation’s at-the-market sales agreement with B. Riley FBR, Inc., or the Corporation’s equity line of credit agreement with Aspire Capital Fund, LLC, each as in effect at the time of filing of this Certificate of Designation;
(v) shares of Common Stock, Options or Convertible Securities issued by reason of a stock split or split-up or other distribution or dividend on shares of Common Stock as otherwise permitted by this Certificate of Designation; or
(vi) As used in this Section 7(g), (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities; and (B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options; or
(h) Issue any shares of Series B Preferred Stock to any individual, entity or other person other than to the original holders and their affiliates, and any transferees thereof.
8. Redemption. The shares of Series B Preferred Stock (in whole or in part) shall be redeemable from any holder at the Corporation’s option at any time for cash in the amount of the Series B Original Issue Price per share, plus all accrued but unpaid dividends thereon, unless prohibited by Delaware law governing distributions to stockholders. The Corporation shall send written notice of such redemption (the “Redemption Notice”) to each holder of record of Series B Preferred Stock not less than thirty (30) days prior to the date of redemption (the “Redemption Date”). Each Redemption Notice shall state: (a) the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; (b) the Redemption Date and the Redemption Price; (c) in the case of any holder, the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 9 hereof); and (d) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed. On or before the applicable Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 9, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry

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representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.
9. Optional Conversion
(a) Each holder of Series B Preferred Stock shall have the following rights to covert its shares of Series B Preferred Stock (the “Conversion Rights”):
(i)    Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. (ii)    In the event of a Redemption Notice with respect to any shares of Series B Preferred Stock pursuant to Section 8, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the Redemption Date, unless the redemption price is not fully paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock. (iii)    No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Fair Market Value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. The payment referred to in the previous sentence shall accrue and be made at the time of a dissolution, sale or other Deemed Liquidation Event, along with any cash dividends, as provided in Section 2 hereof. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion. As used in this Certificate of Designation, “Fair Market Value” shall mean (i) if the Common Stock is at the time listed on any stock exchange, then the Fair Market Value per share of Common Stock on any relevant date shall be the average of the closing selling price per share of Common Stock at the close of regular trading hours (i.e., before after-hours trading begins) over a period of 30 calendar days following the date specified by the Board of Directors on the stock exchange determined by the Board of Directors to be the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Capital Market, Global Market or Global Select Market) or as officially quoted in the composite tape of transactions on any other stock exchange on which the Corporation’s common stock is then primarily traded; or (ii) if the Common Stock is not at the time listed on any stock exchange, then the Fair Market Value shall be determined by the Board of Directors through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth under applicable securities laws, including regulations of the U.S. Department of the Treasury (the “Treasury Regulations”), issued under Section 409A of the Internal Revenue Code (the “Code”). (b) In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall (i) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series B Preferred Stock and, if applicable, any event on which such conversion is contingent and (ii), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of

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business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.
(c)    The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion (or a notice of such issuance if uncertificated shares are issued) in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 9(a)(iii) hereof in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series B Preferred Stock converted as provided in Section 2 hereof.
(d) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series B Conversion Price.
(e) All shares of Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 9(a)(iii) hereof and to receive payment of any dividends declared but unpaid thereon as provided in Section 2 hereof. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.
(f) Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion. The holder shall be credited for any accrued but unpaid dividends at the time of conversion to be paid in the form of, and at the time prescribed by, Section 2(a) above.
(g) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
10. Certain Adjustments
(a) If the Corporation shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

Execution Version

(b) In the event the Corporation at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction: (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing (C) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (D) that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.
(c) In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 2 hereof do not apply to such dividend or distribution, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.
(d) Subject to the provisions of Section 5, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 10(b) and 10(c), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions hereof with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.
(e) Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.
11. Mandatory Conversion.
(a) On or after January 1, 2021, at the option of the Corporation, provided that the Corporation’s average market capitalization is equal to at least $300,000,000 for the most recent fiscal quarter as determined by the Board of Directors based on the volume-weighted average closing price per share for the most recent quarter multiplied by the number of shares of the Company on a fully diluted basis as of the last business day of such quarter (the time of such closing or the date and time specified, the “Mandatory Conversion Time”), then (i) the Corporation may elect to have all outstanding shares of

Execution Version

Series B Preferred Stock automatically converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 9(a)(i), and (ii) such shares may not be reissued by the Corporation.
(b) All holders of record of shares of Series B Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 11. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series B Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Preferred Stock converted pursuant to this Section 11, including the rights, if any, to receive notices, will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 11. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion (or a notice of such issuance if uncertificated) in accordance with the provisions hereof and (b) pay cash as provided in Section 2 hereof in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any unpaid dividends on the shares of Series B Preferred Stock converted. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.
12. Amendment; Waivers. At such time as any shares of Series B Preferred Stock are outstanding, any proposed waiver of or amendment to the Certificate of Incorporation (including this Certificate of Designation) that would materially alter, change or repeal any of the preferences, powers or special rights given to the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely, requires the approval by the Corporation and the affirmative vote of a majority of the outstanding shares of the Series B Preferred Stock, in addition to such other vote as may be required by the DGCL. Any provision in this Certificate of Designation may be waived, in lieu of a formal amendment, with the same vote as required for an amendment.
13. Notices. Any notice required or permitted to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.
[Signature Page to Follow]

Execution Version

IN WITNESS WHEREOF, the undersigned have signed and attested this Certificate of Designation on the 30th day of September, 2019.

VALERITAS HOLDINGS, INC.

	By:	/s/ John E. Timberlake
Name: John E. Timberlake
Title: Chief Executive Officer

Attest:

/s/ Erick Lucera
Erick Lucera, Secretary
[Signature Page to the Certificate of Designation for Series B Convertible Preferred Stock]